Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-202643) of Rome-Milan Holdings, Inc. for the registration of shares of its common stock and related Joint Proxy Statement/Prospectus of Rock-Tenn Company, MeadWestvaco Corporation and Rome-Milan Holdings, Inc. and to the incorporation by reference therein of our reports dated November 21, 2014, with respect to the consolidated financial statements of Rock-Tenn Company, and the effectiveness of internal control over financial reporting of Rock-Tenn Company, included in Rock-Tenn Company’s Annual Report (Form 10-K) for the year ended September 30, 2014, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Atlanta, Georgia April 20, 2015